EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)

Series 2002-8 Trust

To liquidate its assets and terminate

CUSIP:	80410D206
Symbol:	MJZ

FOR IMMEDIATE RELEASE:

January 30, 2007

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), AT&T Wireless Services, Inc. Debenture Backed Series 2002-8 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “MJZ”), announced today that a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust and that the Trust will liquidate its assets and terminate. Settlement of a sale of the securities held by the Trust is expected to occur, and a liquidation distribution is expected to be made with respect to the Units of the Trust on or about February 7 , 2007.

The Trust Wind Up Event and requirement for termination of the Trust arose after AT&T Mobility LLC, the guarantor of the securities held by the Trust withdrew from listing on the New York Stock Exchange (“NYSE”) certain of its previously listed bonds which had given rise to reporting obligations for AT&T Mobility LLC under the Securities Exchange Act of 1934 (the “Exchange Act”). AT&T Mobility LLC subsequently terminated its reporting obligations under the Exchange Act. As a result, the Depositor of the Trust would be unable to meet its Exchange Act reporting obligations in relation to the Trust, which circumstance constitutes a Trust Wind Up Event.

Contact:

    LaSalle Bank National Association                                  Andy Streepey, ABS Trust Services, 312-904-9387